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                                                                  EXECUTION COPY




     THIS SECURITY WAS ORIGINALLY ISSUED ON AUGUST 7, 2000 AND NEITHER THIS SECURITY NOR ANY OF THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR (II) IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO MUSE TECHNOLOGIES, INC., IS EXEMPT FROM REGISTRATION THEREUNDER AND UNDER APPLICABLE STATE SECURITIES LAWS.

     THIS SECURITY AND ANY SECURITIES ISSUABLE UPON CONVERSION HEREOF ARE SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN PURCHASE
     AGREEMENT, DATED AS OF AUGUST 7, 2000, BY AND AMONG MUSE TECHNOLOGIES, INC. AND KINGSBRIDGE CAPITAL, LTD., AS SUCH AGREEMENT MAY BE AMENDED, MODIFIED OR RESTATED FROM TIME TO TIME.


                             MUSE TECHNOLOGIES, INC.
                       Convertible Note Due August 6, 2002

August 7, 2000                                                        $1,000,000
New York, New York                                                         No. 1

     FOR VALUE RECEIVED, MUSE TECHNOLOGIES, INC., a Delaware corporation (the "Company"), hereby promises to pay to KINGSBRIDGE CAPITAL, LTD., or its registered successors or assigns (the "Registered Holder"), One Million Dollars ($1,000,000) on August 6, 2002 (the"Maturity Date") in accordance with the provisions of this Note. This Note is issued by the Company pursuant to the Purchase Agreement, dated as of August 7, 2000 (as such agreement may be amended, modified or restated from time to time, the "Purchase Agreement"), by and among the Company and the Registered Holder.

     1. Interest. Interest will accrue on the unpaid principal amount of this Note from the date hereof at a rate of 10% per annum. Interest accrued on this Note shall be payable quarterly in arrears or earlier upon (i) the Maturity Date, (ii) the date on which this Note is converted pursuant to Section 4 hereof, or (iii) acceleration in accordance with Section 5(b) hereof. Interest will be computed on the basis of a 365-day year.

     2. Method of Payment. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company shall pay principal and interest on this Note by wire transfer of immediately available funds to the account specified by the Registered Holder in a written notice to the Company delivered at least three Business Days prior to such payment date. If a payment date is other than a Business Day, payment shall be made on the next succeeding Business Day. All payments shall be applied first, to all accrued and unpaid interest hereon, and second, to principal.


     3. Repayment. The Company will repay this Note in full, in cash on the Maturity Date at 100% of the then outstanding principal amount of this Note plus accrued but unpaid interest thereon to such date.

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     4. Conversion of Note.

     (a) Registered Holder's Right of Conversion. At anytime after August 6, 2001, at the option of the Registered Holder, all (but not less than all) of the then outstanding principal amount of this Note may be converted into shares of common stock, par value $0.015 per share (the "Common Stock"), of the Company, at a conversion price per share equal to the lower of (i) $2.375 and (ii) 88% of the average of the previous five days closing sales price of the Common Stock (as reported on the Nasdaq Stock Market or such market or exchange on which the Common Stock is then listed for trading) prior to the date of conversion. Upon such conversion, all accrued and unpaid interest on the portion of this Note being converted shall be paid in cash to the Registered Holder.

     (b) Conversion Procedure.

         (i) The Registered Holder shall exercise its right to convert pursuant to Section 4(a) by surrendering this Note at the principal office of the Company and shall give written notice (the "Conversion Notice") to the Company at such office stating that the Registered Holder elects to convert all (but not less than all) of the then outstanding principal amount of this Note and setting forth the name or names in which such Registered Holder wishes the certificate or certificates for securities are to be issued. Such Conversion Notice shall constitute a contract between the Registered Holder and the Company, whereby the Registered Holder shall be deemed to subscribe for the amount of securities which such Registered Holder shall be entitled to receive upon such conversion and, in satisfaction of such subscription, to surrender this Note to the Company and, upon delivery of the securities deliverable and payment of accrued interest and other amounts payable upon conversion hereof, to release the Company from all liability hereunder to such extent, and the Company shall be deemed to agree that to the extent this Note is converted and liability hereon extinguished, it shall constitute full payment of such subscription for the securities to be delivered upon such conversion.

         (ii) The Company will, within five (5) Business Days of such surrender of this Note accompanied by the Conversion Notice, deliver at such address to the Registered Holder, or to such Person's nominee or nominees, certificates for the number of securities to which such Person shall be entitled as aforesaid, together with a cash adjustment of any fractional interest in such securities pursuant to Section 4(g) hereof, if not evenly convertible; provided, however, that no such securities shall be so delivered until such securities may be issued without violation of all applicable laws and governmental regulation, it being understood that this proviso shall in no way affect the obligations of the Company under Section 4(b)(i) hereof.

         (iii) The securities issuable upon the conversion of this Note shall be deemed to have been issued to the Registered Holder on the date of such surrender of this Note for conversion and the Registered Holder shall be deemed to have become the record holder of such securities at such date.


         (iv) The Company shall not close its books against the transfer of this Note or of any of the securities issued or issuable upon conversion of this Note in any manner which interferes with the timely exercise of this Note.

     (c) Reorganization, Reclassification, Consolidation, Merger or Sale; Subdivision or Dividend.

         (i) Prior to the consummation of any Company Sale (as defined below), the Company shall make appropriate provision to ensure that each of the Registered Holders shall, after such Company Sale, have the right to acquire and receive in lieu of or in addition to (as the case may be) the Securities immediately theretofore acquirable and receivable upon the conversion of each such Registered Holder's Note, such shares of stock, securities or assets as may be issuable or payable with respect to or in exchange for the number of the Securities immediately theretofore acquirable and receivable upon conversion of each such Registered Holder's Note had such Company Sale not taken place. In any such case, the Company shall make appropriate provision with respect to the rights and interests of the Lenders to ensure that the provisions of this
Section 4(c) shall thereafter be

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applicable to the Notes. The Company shall not effect any such Company Sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from the Company Sale or the corporation purchasing such assets assumes by written instrument, the obligation to deliver to each Registered Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Registered Holder may be entitled to acquire. If any event occurs of the type contemplated by the provisions of this
Section 4(c) but not expressly provided for by this Section 4(c), then the Company's Board of Directors shall make an appropriate adjustment in the this
Section 4 so as to protect the rights of the Registered Holder. "Company Sale" means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to any Person or other transaction which is effected in such a way that holders of the voting securities of the Company are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for such voting securities; provided, however, that neither a reincorporation of the Company nor a transaction in which the Company is the surviving or continuing entity and which does not result in a reclassification of the voting securities of the Company or a conversion of such voting securities into shares of other stock, securities or assets shall be deemed a "Company Sale" for purposes of this Note.

         (ii) If the Company shall subdivide, combine, split or declare a dividend on its Common Stock, then the Company shall make appropriate provision to proportionately adjust the number of shares of Common Stock into which this
Note is convertible as of the effective time of such subdivision, combination, split or dividend.

         (d) Shares to be Reserved. The Company shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of this Note, the full number of securities as shall from time to time be sufficient to effect the conversion of the entire principal amount of this Note from time to time outstanding. The Company shall from time to time, in accordance with the laws of the State of its incorporation, authorize or increase the authorized number of shares of its capital stock as soon as reasonably practicable if at any time the number of securities to be issued upon conversion are not yet authorized or if authorized and not then outstanding shall be insufficient to permit the conversion of the entire principal amount of this Note then outstanding. In this regard, the Holder of this Note agrees to vote its securities of the Company or give its consent to any corporate action necessary to carry out the intents of this Section 4(d).

         (e) Taxes and Charges. The Company will pay any and all issue or other taxes that may be payable in respect of any issuance or delivery of securities on conversion of this Note. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of securities in a name other than that of the Registered Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of such tax or has established, to the satisfaction of the Company, that such tax has been paid.

         (f) Actions to Maintain Conversion Price Above Par Value. The Company will not take any action without the prior written consent of the Registered Holders which would cause an adjustment such that, upon conversion of the Note, the securities to be issued would be deemed to be issued below the then par value thereof.

         (g) No Fractional Interests. No fractional interests in securities to be issued upon conversion shall be issued. If more than one Note is to be converted at one time by the same Registered Holder, the number of securities issuable upon such conversion shall be computed on the basis of the aggregate principal amount of the Notes to be so converted. Instead of any fractional securities which would otherwise be issuable upon conversion of any Note or Notes, the Company will pay a cash adjustment in respect of such fractional interest in an amount equal to the principal amount of the Note or Notes not so converted.

         (h) Securities Issued Upon Conversion. All securities which are issuable upon conversion of this Note shall when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes (subject to the provisions of Section 4(e) hereof) and liens by or through the Company (other than liens created



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pursuant to the terms of the Purchase Agreement, the Company's Certificate of
Incorporation or Federal and State securities laws). The Company shall take all such actions as may be reasonably necessary to ensure that all such securities may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or quotation system upon which shares of Common Stock of the Company may be listed (except for official notice of issuance which shall be promptly delivered by the Company upon each such issuance).

         (i) Cooperation. The Company shall provide all reasonable assistance and cooperation to the Registered Holder in the event the Registered Holder is required to make any governmental filings or obtain any governmental approvals prior to or in connection with the conversion of this Note.

     5. Events of Default; Remedies.

     (a) "Events of Default" shall exist hereunder if:

         (i) the Company shall fail to perform in any material respect any obligation or to pay any sum to any Registered Holder, when and as due hereunder or under the Purchase Agreement, whether by acceleration or otherwise; or

         (ii) the Company becomes insolvent, is unable to pay its debts as they come due or files a petition for protection under federal bankruptcy laws or otherwise takes action for the benefit of creditors or seeks the appointment of a receiver.

     (b) Following and during the continuance of an Event of Default, after 30 days written notice is provided to the Company by the Registered Holder or an Event of Default under clause (i) of Section 5(a), but immediately following an Event of Default under clause (ii) of Section 5(a), the Registered Holder may accelerate the Maturity Date of this Note, whereupon the principal and all accrued interest thereon shall be immediately due and payable. The rights and remedies of the Registered Holders herein expressly specified are cumulative and not exclusive of other contractual, common law or statutory rights and remedies that the Registered Holders may have. No omission or delay by any Registered Holder in exercising any such right or remedy shall operate as a waiver or partial waiver of any such right or remedy thereof; nor shall any single or partial exercise of any such right or remedy preclude other or further exercise thereof or the exercise of any other right or remedy.

     6. Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, without expense to the Registered Holder, for a Note or Notes, dated as of the date to which interest has been paid on the unpaid principal amount of the Note or Notes so exchanged, or, if no interest has been paid thereon, then dated as of the date of the Note or Notes so exchanged, each in the principal amount of $250,000, or any multiple thereof (or in any such lesser amount as shall equal the then unpaid principal amount of the Note or Notes so exchanged), for the same aggregate unpaid principal amount as the Note or Notes so surrendered for exchange and each payable to such Person or Persons, or order, as may be designated by such Registered Holder (subject to Section 13 hereof); provided, however, that upon any such exchange there shall be filed with the Company the name and address for all purposes hereof of the payee of each Note delivered in the exchange for this Note and such exchanged Note shall in all other respects be in the same form and have the same terms as this Note.


     7. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Note, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the Registered Holder is a financial institution or other institutional investor its own sworn or notarized agreement shall be satisfactory) or, in the case of any such mutilation upon surrender of this Note, the Company shall (at its expense) execute and deliver in lieu of such Note, a Note of like

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kind representing the same rights represented by such lost, stolen, destroyed or mutilated Note and dated as of the date to which interest has been paid on the unpaid principal amount of the Note so lost, stolen, destroyed or mutilated, or, if no interest has been paid thereon, then dated as of the date of the Note so lost, stolen, destroyed or mutilated.

     8. Securities Act; Shareholders' Agreement. Neither this Note nor any securities issuable upon exchange of this Note have been registered under the Securities Act of 1933 and applicable state securities laws. Therefore, the Company may require, as a condition of allowing the transfer or exchange of this Note or such shares, that the Registered Holder furnish to the Company an opinion of counsel reasonably acceptable to the Company to the effect that such transaction is allowable under the Securities Act of 1933 and applicable state securities laws. The certificates evidencing the securities issued upon conversion of this Note shall bear the following legend:

     "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH STATE SECURITIES LAWS OR (II) IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO MUSE TECHNOLOGIES, INC., IS EXEMPT FROM REGISTRATION THEREUNDER AND UNDER APPLICABLE STATE SECURITIES LAWS.

     THIS SECURITY IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN PURCHASE AGREEMENT DATED AS OF AUGUST 7, 2000 BY AND AMONG MUSE TECHNOLOGIES, INC. AND KINGSBRIDGE CAPITAL, LTD. AS SUCH AGREEMENT MAY BE AMENDED, MODIFIED OR RESTATED FROM TIME TO TIME."


     9. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

     If to the Registered Holder, to:

     Kingsbridge Capital, Ltd.
     c/o Kingsbridge Corporate Services Limited
     Main Street
     Kilcullen, County Kildare
     Republic of Ireland
     Telephone:  011-353-45-481-811
     Facsimile:  011-353-45-482-003
     Attn: Mr. Adam Gurney

     with a copy to:

     Clifford Chance Rogers & Wells LLP
     200 Park Avenue, 52nd Fl.
     New York, New York   10166


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     Telephone:   (212) 878-8000
     Facsimile: (212) 878-8375
     Attn: Keith M. Andruschak, Esq.

     If to the Company, to:

     MUSE Technologies, Inc.
     1601 Randolph SE
     Albuquerque, NM  87106
     Telephone:   (505) 843-6873
     Facsimile: (505) 766-9123

     Attn: Brian R. Clark, President

     with a copy to:

     Proskauer Rose LLP
     1585 Broadway
     New York, NY 10036
     Facsimile No.: (212) 969-2900

     Attn: Neil S. Belloff, Esq.

     All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon the earlier of the third Business Day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto at least ten days prior to the effective date of such change.

     10. Headings Governing Law. The headings used in this Note are for convenience of reference only and do not define or limit the provisions hereof. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

     11. Note Register. The Company shall maintain at its principal executive offices books for the registration and the registration of transfer of this Note. The Company may deem and treat the Registered Holder as the absolute owner hereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary.

     12. Waiver. Subject to the provisions of the Purchase Agreement, any term or condition of

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this Note may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Note, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Note on any future occasion. All remedies, either under this Note or by law or otherwise afforded, will be cumulative and not alternative.

     13. Amendment. This Note may be amended, supplemented or modified only by a written instrument duly executed by or on behalf the Registered Holder and the Company and otherwise in accordance with the provisions of the Purchase Agreement.

     14. Binding Effect. Upon receipt of the written consent of the Company (which consent may not be unreasonably withheld), this Note or any portion hereof may be assigned by the Registered Holder to any Person; provided, however, that the aggregate principal amount so assigned shall be at least $250,000 (or any such lesser amount as shall equal the then unpaid principal amount of this Note). Subject to the foregoing, this Note is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns. Prior to the assignment of this Note or any portion hereof by the Registered Holder to any other Person, such Person shall be required to make representations and warranties to the Company substantially similar to those contained in Article II of the Purchase Agreement and agree to be bound by the terms of the Purchase Agreement.

     IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first above written.

                                            MUSE TECHNOLOGIES, INC.

                                            By: /s/ Brian R. Clark
                                               --------------------------------
                                               Name:  Brian R. Clark
                                               Title: President




                      [SIGNATURE PAGE TO NOTE ($1,000,000)]









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